SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 7, 2006

First Cash Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
0-19133 (Commission File Number)	75-2237318 (IRS Employer Identification No.)

690 East Lamar Blvd., Suite 400, Arlington, Texas 76011
(Address of principal executive offices, including zip code)

(817) 460-3947
(Registrant's telephone number, including area code)

Item 1.02 Termination of a Material Definitive Agreement

Mr. Alan Barron’s December 2004 employment contract with First Cash Financial Services, Inc. (the “Company”) was terminated as described in Item 5.02 below.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective November 7, 2006, the Company announced the resignation of Mr. Alan Barron, the Company’s Chief Executive and Chief Operating Officer, and announced the appointment of Mr. Rick Wessel as its Chief Executive Officer. Mr. Wessel will retain his existing duties and titles of Vice Chairman of the Board of Directors and President. Mr. Wessel will relinquish his current non-executive positions of Secretary and Treasurer; these positions will be assumed by Mr. Doug Orr, the Company’s Executive Vice President and Chief Financial Officer. The responsibilities of the chief operating officer position will be assumed by the chief executive officer position. Mr. Wessel’s increased responsibilities will be governed under his current employment agreement.

Mr. Barron’s December 2004 employment contract with the Company was terminated effective November 7, 2006 by the mutual agreement of the parties. Mr. Barron will be paid severance compensation through December 30, 2006 in an amount equal to his former annual base salary, on a pro rated basis.

A press release announcing the resignation of Mr. Barron and the appointment of Mr. Wessel as Chief Executive Officer, which also provides Mr. Wessel’s biographical information, is attached as Exhibit 99.1. As Messrs. Wessel and Orr are named executive officers of the Company, information relating to their compensation, stock ownership, and existing employment agreements is set forth in the Company’s most recent Schedule 14A Definitive Proxy Statement.

Item 9.01  Financial Statements and Exhibits

Exhibit 99.1	Press Release dated November 7, 2006 announcing the resignation of Mr. Alan Barron and the appointment of Mr. Rick Wessel as Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST CASH FINANCIAL SERVICES, INC.
(Registrant)
Dated: November 7, 2006	/s/ R. DOUGLAS ORR
R. Douglas Orr
Chief Accounting Officer